Exhibit 10.1

Nutanix, Inc.
Executive Severance Policy
This Executive Severance Policy (the “Policy”) is designed to provide certain protections to a select group of key employees of Nutanix, Inc. (“Nutanix” or the “Company”) or any of its subsidiaries in connection with the involuntary termination of their employment under the circumstances described in this Policy. The Policy is designed to be an “employee welfare benefit plan” (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and this document is both the formal plan document and the required summary plan description for the Policy.
Eligible Employee: An individual is only eligible for protection under this Policy if he or she is an Eligible Employee and complies with its terms (including any terms in the employee’s Participation Agreement (as defined below)). To be an “Eligible Employee,” an employee must (a) have been designated by the Compensation Committee of the Board (the “Compensation Committee”) as eligible to participate in the Policy and (b) have executed a participation agreement in the form attached hereto as Exhibit A (a “Participation Agreement”).
Policy Benefits: An Eligible Employee will be eligible to receive the payments and benefits set forth in this Policy and his or her Participation Agreement if his or her employment with Nutanix or any of its subsidiaries terminates as a result of a Qualified Termination. All benefits under this Policy payable on a Qualified Termination will be subject to the Eligible Employee’s compliance with the Release Requirement and any timing modifications required to avoid adverse taxation under Section 409A.
Salary Severance: On a Qualified Termination, an Eligible Employee will be eligible to receive salary severance payment(s) equal to the applicable percentage (set forth in his or her Participation Agreement) of his or her Base Salary. The Eligible Employee’s salary severance payment(s) will be paid in cash at the time(s) specified in his or her Participation Agreement.
COBRA Coverage: Upon a Qualified Termination, if an Eligible Employee makes a valid election under COBRA to continue his or her health coverage, the Company will pay or reimburse the Eligible Employee for the cost of such continuation coverage for the Eligible Employee and any eligible dependents that were covered under the Company’s health care plans immediately prior to the date of his or her eligible termination until the earliest of (a) the end of the applicable period set forth in the Eligible Employee’s Participation Agreement, (b) the date upon which the Eligible Employee and/or the Eligible Employee’s eligible dependents become covered under similar plans or (c) the date upon which the Eligible Employee ceases to be eligible for coverage under COBRA (the “COBRA Coverage”).
Death of Eligible Employee: If the Eligible Employee dies before all payments or benefits he or she is entitled to receive under this Policy have been paid, such unpaid amounts will be paid to his or her designated beneficiary, if living, or otherwise to his or her personal representative in a lump-sum payment as soon as possible following his or her death.
Recoupment: If the Company discovers after the Eligible Employee’s receipt of payments or benefits under this Policy that grounds for the termination of the Eligible Employee’s employment for Cause existed, then the Eligible Employee will not receive any further payments or benefits under this Policy and, to the extent permitted under applicable laws, will be required to repay to the Company any payments or benefits he or she received under the Policy (or any financial gain derived from such payments or benefits).
Amendment or Termination: The Board or the Compensation Committee may amend or terminate the Policy at any time, without advance notice to any Eligible Employee or other individual and without regard to the effect of the amendment or termination on any Eligible Employee or on any other individual. Notwithstanding the preceding, no amendment or termination of the Policy will be made if such amendment or reduction would reduce the benefits provided hereunder or impair an Eligible Employee’s eligibility under the Policy (unless the affected Eligible Employee consents to such amendment or termination). Any action to amend or terminate the Policy will be taken in a non-fiduciary capacity. This Policy will terminate automatically upon a Change of Control.
Additional Terms and Conditions: This Policy will be subject to such additional miscellaneous terms and conditions as set forth in Appendix A. For all purposes, Appendix A shall be considered part of this Policy.

Definitions: Unless otherwise defined in an Eligible Employee’s Participation Agreement, the following terms will have the following meanings for purposes of this Policy and the Eligible Employee’s Participation Agreement:
“Base Salary” means the Eligible Employee’s annual base salary, exclusive of any target bonus or other incentive-based compensation, as in effect immediately prior to his or her Qualified Termination (or if the termination is due to a Constructive Termination based on a material reduction in base salary, then the Eligible Employee’s annual base salary, exclusive of any target bonus or other incentive-based compensation, as in effect immediately prior to such reduction).
“Board” means the Board of Directors of the Company.
“Cause” means:
(i) Eligible Employee’s willful failure to perform his or her duties and responsibilities to the Company or Eligible Employee’s violation of any written Company policy;
(ii) Eligible Employee’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in injury to the Company;
(iii) Eligible Employee’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company; or
(iv) Eligible Employee’s material breach of any of his or her obligations under any written agreement or covenant with the Company.
The determination as to whether Eligible Employee’s employment has been terminated for Cause shall be made in good faith by the Company and shall be final and binding on the Eligible Employee. The foregoing definition does not in any way limit the Company’s ability to terminate an Eligible Employee’s employment relationship at any time, and the term “Company” will be interpreted to include any subsidiary, parent, affiliate, or any successor thereto, if appropriate.
“Change of Control” has the meaning ascribed to such term in the COC Policy.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“COC Policy” means the Company’s Change of Control and Severance Policy.
“Code” means the Internal Revenue Code of 1986, as amended.
“Constructive Termination” means the Eligible Employee’s termination of his or her employment in accordance with the next sentence after the occurrence of one or more of the following events without the Eligible Employee’s express written consent:
(i) a reduction in substantially all of an Eligible Employee’s responsibilities relative to the Eligible Employee’s responsibilities in effect immediately prior to such reduction (it being understood and agreed that a change in title or reporting structure, without more, shall not qualify as a reduction in responsibilities for the purposes of this sentence);
(ii) a reduction by the Company in the Eligible Employee’s rate of annual base salary by more than 25% within a single calendar year; provided, however, that, a reduction of annual base salary that also applies to substantially all other similarly situated employees of the Company will not constitute a “Constructive Termination”;
In order for the Eligible Employee’s termination of his or her employment to be a Constructive Termination, the Eligible Employee must not terminate employment with the Company without first providing the Company with written notice of the acts or omissions constituting the grounds for “Constructive Termination” within 90 days of the initial existence of the grounds for “Constructive Termination” and a cure period of 30 days following the Company’s receipt of written notice (the “Cure Period”), such grounds must not have been cured during such time, and the Eligible Employee must terminate his or her employment within 30 days following the Cure Period.

“Disability” means the total and permanent disability as defined in Section 22(e)(3) of the Code unless the Company maintains a long-term disability plan at the time of the Eligible Employee’s termination, in which case, the determination of disability under such plan also will be considered “Disability” for purposes of this Policy.
“Exchange Act” means the Securities and Exchange Act of 1934, as amended.
“Qualified Termination” means a termination of the Eligible Employee’s employment either (A) by the Company other than for Cause, death, or Disability or (B) by the Eligible Employee on account of a Constructive Termination.

Appendix A
Miscellaneous Terms and Conditions
Administration: The Policy will be administered by the Compensation Committee or its delegate (in each case, an “Administrator”). The Administrator will have full discretion to administer and interpret the Policy. Any decision made or other action taken by the Administrator with respect to the Policy and any interpretation by the Administrator of any term or condition of the Policy, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law. The Administrator is the “plan administrator” of the Policy for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity.
Release: The Eligible Employee’s receipt of any payments or benefits upon his or her Qualified Termination under this Policy is subject to the Eligible Employee signing and not revoking the Company’s then-standard separation agreement and release of claims (which may include an agreement not to disparage the Company, non-solicit provisions, and other standard terms and conditions) (the “Release” and such requirement, the “Release Requirement”), which must become effective and irrevocable no later than the 60th day following the Eligible Employee’s Qualified Termination (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, the Eligible Employee will forfeit any right to payments or benefits under this Policy. In no event will payments or benefits under the Policy be paid or provided until the Release actually becomes effective and irrevocable. Notwithstanding any other payment schedule set forth in this Policy or the Eligible Employee’s Participation Agreement, none of the payments and benefits payable upon such Eligible Employee’s Qualified Termination under this Policy will be paid or otherwise provided prior to the 60th day following the Eligible Employee’s Qualified Termination. Except as otherwise set forth in an Eligible Employee’s Participation Agreement or to the extent that payments are delayed under the paragraph below entitled “Section 409A,” on the first regular payroll pay day following the 60th day following the Eligible Employee’s Qualified Termination, the Company will pay or provide the Eligible Employee the payments and benefits that the Eligible Employee would otherwise have received under this Policy on or prior to such date, with the balance of such payments and benefits being paid or provided as originally scheduled.
Section 409A: The Company intends that all payments and benefits provided under this Policy or otherwise are exempt from, or comply with, the requirements of Section 409A of the Code and any guidance promulgated thereunder (collectively, “Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted in accordance with this intent. No payment or benefits to be paid to an Eligible Employee, if any, under this Policy or otherwise, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until such Eligible Employee has a “separation from service” within the meaning of Section 409A. If, at the time of the Eligible Employee’s termination of employment, the Eligible Employee is a “specified employee” within the meaning of Section 409A, then the payment of the Deferred Payments will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that the Eligible Employee will receive payment on the first payroll date that occurs on or after the date that is 6 months and 1 day following his or her termination of employment. The Company reserves the right to amend the Policy as it deems necessary or advisable, in its sole discretion and without the consent of any Eligible Employee or any other individual, to comply with any provision required to avoid the imposition of the additional tax imposed under Section 409A or to otherwise avoid income recognition under Section 409A prior to the actual payment of any benefits or imposition of any additional tax. Each payment, installment, and benefit payable under this Policy is intended to constitute a separate payment for purposes of U.S. Treasury Regulation Section 1.409A-2(b)(2). In no event will the Company reimburse any Eligible Employee for any taxes that may be imposed on him or her as a result of Section 409A.
Attorneys Fees: The Company and each Eligible Employee will bear their own attorneys’ fees incurred in connection with any disputes between them.

Exclusive Benefits: Except as may be set forth in an Eligible Employee’s Participation Agreement, this Policy is intended to be the only agreement between the Eligible Employee and the Company regarding any severance payments or benefits to be paid to the Eligible Employee on account of a termination of employment unrelated to a Change of Control. Accordingly, by executing a Participation Agreement, an Eligible Employee hereby forfeits and waives any rights to any cash-based non-change of control benefits set forth in any employment agreement and/or offer letter, except as set forth in this Policy and in the Eligible Employee’s Participation Agreement. For the avoidance of doubt, participation in this Policy does not impact an Eligible Employee’s participation in the “COC Policy”); provided, however, that if an Eligible Employee is eligible for a benefits upon a termination of employment under the COC Policy then he or she will not receive any benefits under this Policy, and provided further, that if an Eligible Employee becomes eligible for benefits under the COC Policy only after he or she has been provided benefits under this Policy, then any benefits for which such Eligible Employee becomes eligible under the COC Policy will be automatically reduced by any benefits provided under this Policy.
Tax Withholding: All payments and benefits under this Policy will be paid less applicable withholding taxes. The Company is authorized to withhold from any payments or benefits all federal, state, local and/or foreign taxes required to be withheld therefrom and any other required payroll deductions. The Company will not pay any Eligible Employee’s taxes arising from or relating to any payments or benefits under this Policy.
Claims Procedure: Any Eligible Employee who believes he or she is entitled to any payment under the Policy may submit a claim in writing to the Administrator. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Policy on which the denial is based. The notice will also describe any additional information needed to support the claim and the Policy’s procedures for appealing the denial. The denial notice will be provided within 90 days after the claim is received. If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given within the initial 90-day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the claim.
Appeal Procedure: If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Administrator for a review of the decision denying the claim. Review must be requested within 60 days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The claimant (or representative) then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments in writing. The Administrator will provide written notice of the decision on review within 60 days after it receives a review request. If additional time (up to 60 days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Policy on which the denial is based. The notice will also include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA.
Successors: Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or other transaction) will assume the obligations under the Policy and agree expressly to perform the obligations under the Policy in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Policy, the term “Company” will include any successor to the Company’s business and/or assets which becomes bound by the terms of the Policy by operation of law, or otherwise.
Applicable Law: The provisions of the Policy will be construed, administered, and enforced in accordance with ERISA and, to the extent applicable, the internal substantive laws of the state of California (but not its conflict of laws provisions).

Additional Information:

Plan Name:	Nutanix, Inc. Executive Severance Policy
Plan Sponsor:	Nutanix, Inc. 1740 Technology Drive, Suite 150 San Jose, CA 95110
Identification Numbers:	[ ]
Plan Year:	Company’s Fiscal Year
Plan Administrator:	Nutanix, Inc. Attention: Plan Administrator of the Nutanix, Inc. Executive Severance Policy 1740 Technology Drive, Suite 150 San Jose, CA 95110
Agent for Service of Legal Process:	Nutanix, Inc. Attention: General Counsel 1740 Technology Drive, Suite 150 San Jose, CA 95110 Service of process may also be made upon the Plan Administrator.
Type of Plan	Severance Plan/Employee Welfare Benefit Plan
Plan Costs	The cost of the Policy is paid by the Company.
Statement of ERISA Rights:
Eligible Employees have certain rights and protections under ERISA:
They may examine (without charge) all Policy documents, including any amendments and copies of all documents filed with the U.S. Department of Labor, such as the Policy’s annual report (Internal Revenue Service Form 5500). These documents are available for review in the Company’s Human Resources Department.
They may obtain copies of all Policy documents and other Policy information upon written request to the Plan Administrator. A reasonable charge may be made for such copies.
In addition to creating rights for Eligible Employees, ERISA imposes duties upon the people who are responsible for the operation of the Policy. The people who operate the Policy (called “fiduciaries”) have a duty to do so prudently and in the interests of Eligible Employees. No one, including the Company or any other person, may fire or otherwise discriminate against an Eligible Employee in any way to prevent them from obtaining a benefit under the Policy or exercising rights under ERISA. If an Eligible Employee’s claim for a severance benefit is denied, in whole or in part, they must receive a written explanation of the reason for the denial. An Eligible Employee has the right to have the denial of their claim reviewed. (The claim review procedure is explained above.)
Under ERISA, there are steps Eligible Employees can take to enforce the above rights. For instance, if an Eligible Employee requests materials and does not receive them within 30 days, they may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and to pay the Eligible Employee up to $110 a day until they receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If an Eligible Employee has a claim which is denied or ignored, in whole or in part, he or she may file suit in a state or federal court. If it should happen that an Eligible Employee is discriminated against for asserting their rights, he or she may seek assistance from the U.S. Department of Labor, or may file suit in a federal court.
In any case, the court will decide who will pay court costs and legal fees. If the Eligible Employee is successful, the court may order the person sued to pay these costs and fees. If the Eligible Employee loses, the court may order the Eligible Employee to pay these costs and fees, for example, if it finds that the claim is frivolous.

If an Eligible Employee has any questions regarding the Policy, please contact the Plan Administrator. If an Eligible Employee has any questions about this statement or about their rights under ERISA, they may contact the nearest area office of the Employee Benefits Security Administration (formerly the Pension and Welfare Benefits Administration), U.S. Department of Labor, listed in the telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210. An Eligible Employee may also obtain certain publications about their rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

TIER 1 ELIGIBLE EMPLOYEE
EXHIBIT A
Executive Severance Policy
Participation Agreement
This Participation Agreement (“Agreement”) is made and entered into by and between [NAME] on the one hand, and Nutanix, Inc. (the “Company”) on the other.
You have been designated as eligible to participate in the Policy, a copy of which is attached hereto, under which you are eligible to receive the following payments and benefits upon a Qualified Termination, subject to the terms and conditions of the Policy.
Qualified Termination
If you incur a Qualified Termination, you will be entitled to the following benefits, subject to your compliance with the Policy:
•Salary Severance: Your percentage of Base Salary will be 75%, payable in a lump-sum on the first regular payroll pay day following the Release Deadline (subject to any delay required by Section 409A).
•COBRA Coverage: The Company shall pay or reimburse you, as determined by the Company in its sole discretion, for your COBRA Coverage for up to 9 months.
Other Provisions
You agree that eligibility under this Policy is subject to your continuing to be governed by a U.S. employment contract. You agree that the Policy and the Agreement constitute the entire agreement of the parties hereto and supersede in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties, and will specifically supersede any cash-based severance benefits unrelated to a change of control set forth in any offer letter or employment agreement entered into between you and the Company. Nothing in this Agreement alters the at-will status of your employment with Nutanix as applicable to U.S. based employees.
This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
By its signature below, each of the parties signifies its acceptance of the terms of this Agreement, in the case of the Company by its duly authorized officer effective as of the last date set forth below.

NUTANIX, INC.	ELIGIBLE EMPLOYEE
By:	Signature:
Date:	Date:

TIER 2 ELIGIBLE EMPLOYEE
EXHIBIT A
Executive Severance Policy
Participation Agreement
This Participation Agreement (“Agreement”) is made and entered into by and between [NAME] on the one hand, and Nutanix, Inc. (the “Company”) on the other.
You have been designated as eligible to participate in the Policy, a copy of which is attached hereto, under which you are eligible to receive the following payments and benefits upon a Qualified Termination, subject to the terms and conditions of the Policy.
Qualified Termination
If incur a Qualified Termination, you will be entitled to the following benefits, subject to your compliance with the Policy:
•Salary Severance: Your percentage of Base Salary will be 50%, payable in a lump-sum on the first regular payroll pay day following the Release Deadline (subject to any delay required by Section 409A).
•COBRA Coverage: The Company shall pay or reimburse you, as determined by the Company in its sole discretion, for your COBRA Coverage for up to 6 months.
Other Provisions
You agree that eligibility under this Policy is subject to your continuing to be governed by a U.S. employment contract. You agree that the Policy and the Agreement constitute the entire agreement of the parties hereto and supersede in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties, and will specifically supersede any cash-based severance benefits unrelated to a change of control set forth in any offer letter or employment agreement entered into between you and the Company. Nothing in this Agreement alters the at-will status of your employment with Nutanix as applicable to U.S. based employees.
This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
By its signature below, each of the parties signifies its acceptance of the terms of this Agreement, in the case of the Company by its duly authorized officer effective as of the last date set forth below.

NUTANIX, INC.	ELIGIBLE EMPLOYEE
By:	Signature:
Date:	Date: